EXHIBIT 3.5

                          CERTIFICATE OF AMENDMENT
                                     OF
                       CERTIFICATE OF INCORPORATION
                                     OF
                                 ZILOG, INC.


Zilog, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Certificate of Incorporation of this corporation is hereby amended by changing the Article thereof number "IV" so that as amended said Article shall be and read as follows (provided that the Certificate of Designations of Series A Cumulative Preferred Stock of Zilog, Inc. filed with the Delaware Secretary of State on February 22, 1998 shall remain in effect and shall not be amended or modified by this Certificate of Amendment):

                                     "IV

The Corporation shall be authorized to issue 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. There shall be two classes of common stock of the Corporation. The first class of common stock of the Corporation shall have a par value of $0.01 and shall be designated "Common Stock" and the number of shares constituting such class shall be 70,000,000. The second class of stock of the Corporation shall have a par value of $0.01 and shall be designated "Class A Non-Voting Common Stock" and the number of shares constituting such class shall be 30,000,000. Holders of shares of Common Stock shall be entitled to one vote for each share of such stock held on all matters as to which stockholders may be entitled to vote pursuant to the Delaware General Corporation Law. Holders of shares of Class A Non-Voting Common Stock shall not have any voting rights, except that the holders of shares of Class A Non-Voting Common Stock shall have the right to vote as a class to the extent required by the Delaware General Corporation Law. In all other respects the rights, powers, preferences and limitations of the Common Stock and Class A Non-Voting Common Stock shall be identical.

The preferred stock shall have a par value of $100.00 and the board of directors may authorize the issuance of the preferred stock (in addition to the Series A Preferred Stock authorized pursuant to the Certificate of Designations of Series A Cumulative Preferred Stock of Zilog, Inc. filed with the Delaware Secretary of State on February 22, 1998) from time to time in one or more classes and/or series and with such powers, designations, preferences, rights and qualifications, limitations or restrictions (which may differ with respect to each such class and/or series) as the board may fix by resolution.

Effective upon the filing of this Certificate of Amendment each outstanding share of the Corporation's (i) Common Stock shall be split up, subdivided and converted into two (2) shares of Common Stock and (ii) Class A Non-Voting Common Stock will be split up, subdivided and converted into two (2) shares of Class A Non-Voting Stock."

SECOND: That said Certificate of Amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Zilog, Inc. has caused this Certificate of
Amendment to be signed in its name and on its behalf by Richard R. Pickard, its Vice President, General Counsel and Secretary, this 17th day of August, 1998.

                                        ZILOG, INC.


                                        By:  s/s Richard R. Pickard

                                        Name:   Richard R. Pickard
                                        Title:  Vice President, General
                                                Counsel and Secretary